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                                                                     EXHIBIT 24

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
TCI International, Inc.:

The audits referred to in our report dated November 22, 1999, included the related financial statement schedule for each of the years in the three-year period ended September 30, 1999, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 33-73484, 33-26353, 33-11339, 2-98005, 2-80875 and 333-21387) on Form
S-8 of TCI International, Inc. of our report dated November 22, 1999, relating to the consolidated balance sheets of TCI International, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999 and the related financial statement schedule, which report appears in the September 30, 1999 annual report on Form 10-K of TCI International, Inc.


KPMG LLP

Mountain View, California
December 24, 1999